Exhibit 99

The Travelers Companies, Inc.
385 Washington Street
St. Paul, MN 55102-1396
www.travelers.com

NEWS RELEASE
www.travelers.com

Travelers Issues Initial Estimates of Third Quarter
Catastrophe Losses, Net Realized Investment Losses and
Net Favorable Prior Year Reserve Development

SAINT PAUL, Minn., October 13, 2008 – The Travelers Companies, Inc. (“Travelers,” NYSE: TRV), consistent with its prior practice, announced today that its initial estimate for catastrophe losses in the third quarter of 2008, primarily relating to Hurricanes Ike, Gustav and Dolly, is approximately $690 million after-tax ($1.05 billion pre-tax), in each case net of reinsurance.  The loss estimates for Hurricane Ike reflect catastrophe losses in eight states and include Travelers’ estimated share of assessments from the Texas Windstorm Insurance Association.

In connection with this information and as a result of the recent financial market disruption, the company also elected to report initial estimates of third quarter net realized investment losses as well as third quarter net favorable prior year reserve development.

The company expects to record net realized investment losses, including impairments, of approximately $115 million after-tax ($170 million pre-tax) in the third quarter of 2008. This includes impairments of $44 million after-tax ($67 million pre-tax) with respect to securities issued by Lehman Brothers Holdings Inc. and its subsidiaries. At September 30, 2008, the company was not a party to any credit default swaps and the company had approximately $15 million of loans outstanding under its securities lending program, for which the company believes it has no exposure to loss. Additionally, at September 30, 2008, the fair value of the company’s financial assets classified as Level 3 under FAS 157 represented less than 1% of the total fair value of the company’s investment portfolio.

The company expects to report net favorable prior year reserve development of approximately $210 million after-tax ($330 million pre-tax) in the third quarter of 2008. The net favorable prior year reserve development is driven by better than expected loss experience, primarily in the commercial multi-peril and general liability product lines. It also includes a $46 million after-tax ($70 million pre-tax) increase to asbestos reserves. The company completed its annual in-depth asbestos claim review in the third quarter of 2008.

In the aggregate, the company expects these items to reduce third quarter operating income per diluted share by approximately $0.80 and net income per diluted share by approximately $1.00. Operating income differs from net income in that operating income excludes the after-tax impact of net realized investment losses.

“Our disciplined attention to risk management both operationally and in our investment activities has served us well in this active storm season and in a difficult economic environment,” said Jay S. Fishman, Chairman and Chief Executive Officer. “Our catastrophe losses were consistent with our risk and pricing models, net realized investment losses were modest relative to our overall investment portfolio and better than expected loss experience resulted in net favorable prior year reserve development,” concluded Mr. Fishman.

About Travelers

Travelers is a leading provider of property casualty insurance for auto, home and business. For more information, visit www.travelers.com.

All statements in this press release other than statements of historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results of matters addressed in these forward-looking statements involve risks and uncertainties and may differ materially from those expressed or implied. Some of the factors that could cause actual results to differ are discussed in this press release, under the heading “Risk Factors” in the company’s most recent Form 10-K filed with the Securities and Exchange Commission and under the heading “Forward-Looking Statements” in the company’s most recent quarterly report on Form 10-Q filed with the Securities and Exchange Commission. The preliminary estimate for Hurricanes Dolly, Gustav and Ike was developed through analyses of claims reported and anticipated to be reported, the values of properties in the affected areas, damage projections estimated by wind force and the presence of other perils, anticipated costs for demand surge and other factors requiring considerable judgment. Due to the complexity of factors contributing to losses from hurricanes, Travelers’ total costs for these hurricanes may differ materially from its current estimate.

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Contacts

Media:	Institutional Investors:	Individual Investors:
Shane Boyd	Gabriella Nawi	Marc Parr
651.310.3846, or	917.778.6844, or	860.277.0779
Jennifer Wislocki	Andrew Hersom
860.277.7458	860.277.0902